Exhibit 99.1

JOINT FILING AGREEMENT

     Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that the Statement on Schedule 13D with respect to the securities of LECG Corporation to which this exhibit is attached is filed on behalf of each of them in the capacities set forth below.

Dated: November 24, 2003

THOMA CRESSEY EQUITY PARTNERS, INC., a Delaware corporation

/s/ Lee M. Mitchell Lee M. Mitchell Authorized Signatory

TC PARTNERS VII, L.P.

By:	Thoma Cressey Equity Partners, Inc., a Delaware corporation, its General Partner

By:	/s/ Lee M. Mitchell

Lee M. Mitchell Authorized Signatory

THOMA CRESSEY FUND VII, L.P.

/s/ Lee M. Mitchell Lee M. Mitchell Authorized Signatory

/s/ Carl D. Thoma Carl D. Thoma

/s/ William W. Liebeck William W. Liebeck